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                                                                   Exhibit 2.03

                          TRANSITION SERVICES AGREEMENT


This Transition Services Agreement (this "Transition Agreement"), dated as of the 28th day of October, 2003 (the "Effective Date"), is made by and between Merck & Co., Inc., a New Jersey corporation ("Merck"), and Guilford Pharmaceuticals Inc., a Delaware corporation ("Guilford").

                                   WITNESSETH:

WHEREAS, pursuant to the terms of that certain Asset Transfer and License Agreement between Merck and Guilford, dated as of October 28, 2003 (the "Asset Agreement"), Merck has sold, transferred, assigned and licensed to Guilford certain assets in the Territory (as defined in the Asset Agreement), including the U.S. NDA for Aggrastat (R).

WHEREAS, in connection with the Asset Agreement, Guilford and an Affiliate of Merck, Merck Sharp & Dohme (Ireland) Limited, a corporation organized and existing under the laws of Bermuda which is engaged in business in the Republic of Ireland ("MSD Ireland"), have entered into that certain Supply Agreement dated as of the date hereof (the "Supply Agreement") pursuant to which MSD Ireland will supply (or arrange for the supply) to Guilford of Supplied Product (as defined in the Supply Agreement) on the terms and conditions set forth therein.

WHEREAS, in connection with the Asset Agreement and the Supply Agreement, Guilford desires, and Merck is willing, to provide certain warehousing, distribution and other transition services during the Transition Period (as defined in Section 2.1 hereof) with respect to MSD Ireland Image Product (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

All capitalized terms in this Transition Agreement (whether used in the singular or the plural), unless otherwise defined herein or referenced to the Supply Agreement, shall have the meanings as set forth in the Asset Agreement. In addition, the following terms as used in this Transition Agreement, whether used in the singular or the plural, shall have the meanings as set forth in this
Article 1. References to "Articles", "Sections" and "subsections" in this Transition Agreement shall be to Articles, Sections and subsections respectively, of this Transition Agreement unless otherwise specifically provided.

1.1 "Administrative Services" shall mean the following Transition Services: bookkeeping, invoicing, collections and contract administration.

1.2 "Asset Agreement" shall have the meaning given such term in the recitals to this Transition Agreement.

1.3      "cGMP" shall have the meaning given such term in the Supply Agreement.

1.4 "Effective Date" shall have the meaning given such term in the introductory paragraph to this Transition Agreement.

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1.5     "Gross Sales" shall mean the gross amount invoiced or recorded by Merck as a sale on behalf of Guilford to third parties of MSD Ireland Image Product shipped during the Transition Period which amount shall equal the sales price for such Product as determined from time to time by Guilford in accordance with Section 2.8 and which (i) shall not be reduced by promotional, trade or other discounts, credits for returned goods or price adjustments, rebates, chargebacks, GPO administration fees or allowances, and (ii) shall not include freight, sales and excise taxes, value-added and other taxes, insurance premiums and duties which are billed to customers as separate items on invoices, or allowances for short shipments.

1.6 "Merck" shall have the meaning given such term in the recitals to this Transition Agreement.

1.7 "MSD Ireland Image Product" shall have the meaning given such term in the Supply Agreement.

1.8 "Securities Laws" shall have the meaning given such term in the Supply Agreement.

1.9 "Supply Agreement" shall have the meaning given such term in the recitals to this Transition Agreement.

1.10    "Term" shall have the meaning given such term in Section 5 hereof.

1.11 "Transition Agreement" shall have the meaning given such term in the introductory paragraph to this agreement.

1.12 "Transition Period" shall mean the period from the Effective Date until the earlier of (a) June 30, 2004 or (b) depletion of the MSD Ireland Image Product inventory ordered by Guilford pursuant to the Supply Agreement, unless earlier terminated in accordance with Article 5.

1.13    "Transition Services" shall have the meaning given such term in Section
        2.1 hereof.

1.14 "United States" shall mean the fifty (50) states of the United States and the District of Columbia.

2        TRANSITION SERVICES

2.1. Transition Services. Subject to the terms and conditions of this Transition Agreement, during the Transition Period, Guilford hereby retains Merck to provide, and Merck hereby agrees to provide (or cause a qualified Affiliate to provide) Guilford, certain warehousing, distribution and contract administration services at Merck's usual distribution facilities, in connection with Merck's distribution of MSD Ireland Image Product on behalf of Guilford in the United States including, without limitation, providing warehousing space at such facilities, providing appropriate personnel to accept and warehouse inventory of MSD Ireland Image Product shipped to such facilities, arranging for the shipping and delivery of MSD Ireland Image Product to customers, providing certain administrative and support services in connection with Guilford's sale of MSD Ireland Image Product in the United States and performing book keeping, collections and accounting functions related to such services, all as more specifically set forth in Schedule 2.1 attached hereto and

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        made a part hereof (collectively, the "Transition Services"). The quantity of MSD Ireland Image Product that is the subject of the Transition Services is more particularly described in the Asset Agreement and the Supply Agreement.


2.2. Compliance with Applicable Laws. Each party shall, and shall cause its respective employees to, comply, in all material respects, with all Applicable Laws which may be applicable to the Transition Services.

2.3. Quality Control. Merck shall provide the Transition Services to the extent applicable in accordance with cGMP.

2.4. Title and Risk of Loss. Title to all MSD Ireland Image Product purchased by Guilford pursuant to the Supply Agreement shall pass to Guilford in accordance with the Supply Agreement. The MSD Ireland Image Product purchased by Guilford under the Supply Agreement will be insured by Guilford at Guilford's expense while in Merck's possession and control pursuant to this Transition Agreement. Merck shall have no risk or liability for loss or casualty to MSD Ireland Image Product during such period except with respect to first party claims where Guilford has shown that any loss or damage to such goods has resulted from the gross negligence or willful misconduct by Merck in conducting the Transition Services, and only after Guilford's insurance carrier, after Guilford has in good faith asserted and prosecuted a claim for such loss or casualty, has denied coverage of such loss or casualty on that basis.

2.5. Exclusivity. During the Term, Guilford shall not distribute or warehouse MSD Ireland Image Product except through Merck hereunder; provided, that in the event that at the conclusion of the Transition Period (upon expiration or termination in accordance with Article 5) there is existing in Guilford's inventory MSD Ireland Image Product, or in the event Guilford has ordered MSD Ireland Image Product pursuant to the Supply Agreement pursuant to an outstanding Firm Order, Guilford shall have the right to sell and distribute such MSD Ireland Image Product. As soon as practicable after the conclusion of the Transition Period, Merck shall deliver any such MSD Ireland Image Product to Guilford at Guilford's expense.

2.6. Customers. In order to inform customers of the change in ownership of the Acquired Assets and of the arrangements between Merck and Guilford with respect to the Contracts and the sales, distribution and customer support services for the MSD Ireland Image Product during and after the Transition Period, (i) Merck shall deliver a notice to parties to the Contracts in accordance with Section 3.9 of the Asset Agreement and (ii) Guilford shall deliver a notice to the parties to such Contracts in a form approved by Merck prior to the Effective Date. Thereafter, the parties shall cooperate in good faith to respond to inquiries by contracted customers, trade customers, wholesalers and other third parties with respect to the transfer of the sales, distribution and customer support services for the Product to Guilford during the Transition Period

2.7. Terms and conditions. All MSD Ireland Image Product distributed by Merck hereunder shall be sold under and pursuant to Merck's standard terms and conditions as the same may be in effect from time to time, which terms and conditions shall be deemed to have been adopted by Guilford with respect to MSD Ireland Image Product as of the Effective Date (a copy of the current terms and conditions has been provided to Guilford). To the extent that such terms and conditions (including without limitation their provisions regarding discounts for prompt payment and return of products for credit) differ from

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        Guilford's standard terms and conditions relating to other products at the time of sale of any MSD Ireland Image Product, it shall be Guilford's responsibility to inform customers of such difference at the time Guilford accepts orders for such MSD Ireland Image Product and to inform customers of the terms and conditions that will govern the transaction and to inform Merck if any variation in terms or processes is required. Guilford will indemnify and hold Merck harmless for any failure to properly inform customers of the terms and conditions that will apply to any sale during the Transition Period. Guilford's standard terms and conditions will apply to any MSD Ireland Image Product for which orders are accepted after the Transition Period.

2.8. Pricing of MSD Ireland Image Product. From and after the Effective Date, pricing of MSD Ireland Image Product shall be solely within the control of Guilford. During the Transition Period, Guilford may desire to change the price for MSD Ireland Image Product. In that event, Guilford will provide two (2) business days prior written notice to Merck of any change in price in written form detailing the new price and the presentation of MSD Ireland Image Product to which such price change shall apply. Merck will make such new price effective within two (2) business days of receipt of such notice. Guilford shall also have the ability to limit purchases in accordance with Merck's standard terms and conditions. Where applicable and until the effective time of a notice provided in accordance with this Section 2.8, any contract prices to specific customers (including without limitation applicable discounts, chargebacks, GPO administration fees and rebates) in effect immediately prior to the Effective Date shall continue in effect.

2.9. Trademarks. Guilford shall not acquire any right, title or interest in any trademark, service mark, name, logo, design or trade dress belonging to Merck (or to any other person or entity under contract or license with Merck) by virtue of this Transition Agreement or any action or omission of Merck, Guilford or any other person acting pursuant to this Transition Agreement. The parties acknowledge and agree that the ownership, license and rights, title and interest in and to any and all intellectual property associated with the MSD Ireland Image Product shall be governed exclusively by the terms and conditions of the Asset Agreement.

2.10. Audit and Inspection Rights. Merck shall keep complete, accurate and detailed records concerning Gross Sales, computation of Reconciled Net Sales, chargebacks, GPO administration fees, discounts and rebates, product returns, accounts payable and receivable, expenses incurred by Merck in connection with this Transition Agreement and all matters with respect to Transition Services. Such records shall be kept in sufficient detail to permit independent audit of such records. Merck shall, at Guilford's request and expense, make such records available upon reasonable notice during normal business hours for examination by Guilford or its independent certified public accountants or auditors designated by Guilford and approved by Merck, which approval shall not be unreasonably withheld or delayed. To the extent required in connection with the preparation or review of quarterly financial statements, Merck shall permit Guilford's independent auditors to access Merck's (or its Affiliate's) warehouses or other distribution facilities no more than twice during the Transition Period to verify inventory levels during normal business hours and upon reasonable advance notice.

2.11. Insurance. During the Term, Guilford shall maintain insurance in accordance with Section 13.4 of the Asset Agreement.

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2.12.   Territories Outside the United States. Unless otherwise agreed by the parties after the Effective Date, Merck shall have no obligation under this Transition Agreement to provide Transition Services in any area of the Territory other than the United States. Notwithstanding the foregoing, to the extent that Merck shall, after the Effective Date, sell MSD Ireland Image Product in any part of the Territory other than the United States, Merck shall, to the extent practicable, periodically notify Guilford of such sales in a manner consistent with the reporting obligations contemplated in Schedule 2.1 and shall pay to Guilford the Reconciled Net Sales (as defined in Schedule 2.1) associated therewith and shall invoice Guilford for any chargebacks, GPO administration fees, discounts and/or rebates accrued in connection such sales, each in accordance with the procedures set forth in Schedule 2.1 as if such sales had been made in the United States. The parties hereby acknowledge and agree that any sale of MSD Ireland Image Product during the Transition Period in any part of the Territory other than the United States made by Merck in accordance with this Section 2.12 shall not constitute a breach of Merck's post-Effective Date covenants set forth in Section 6.1 of the Asset Agreement. In the event that at the conclusion of the Transition Period there remains in the inventory of Merck and its Affiliates MSD Ireland Image Product in any area of the Territory outside of the United States, Merck shall provide Guilford written notice of the amount and location of such inventory, and Guilford shall issue a Firm Order pursuant to the Supply Agreement for purchase of any such remaining MSD Ireland Image Product inventory deliverable within thirty (30) days of the conclusion of the Transition Period; provided that Guilford shall only have an obligation pursuant to this Section 2.12 to purchase that amount of MSD Ireland Image Product representing the difference, if any, between (a) the amount of MSD Ireland Image Product inventory held by Merck and its Affiliates in those areas of the Territory outside of the United States on the Effective Date, and (b) any amounts of such inventory sold by Merck during the Transition Period pursuant to this Section 2.12.

3.      FEES AND PAYMENT

3.1. Fees for Transition Services. There shall be no fees payable for Transition Services performed until May 1, 2004. On and after that date and until the end of the Transition Period, in consideration for the Transition Services provided hereunder, Guilford shall pay Merck 0.3% percent of Gross Sales subject to Transition Services.

3.2. Expenses. Guilford shall reimburse Merck for any out-of-pocket expenses reasonably incurred and paid to a third party in performing its obligations under this Transition Agreement.

3.3. Invoicing and Payment of Fees. Within forty-five (45) days after the end of each calendar month during the Term, Merck shall invoice Guilford for any fees due, to the extent applicable under Section 3.1, for Transition Services performed during such calendar month. All payments for Transition Services shall be made in U.S. Dollars within thirty (30) days after the date of invoice. Payment shall be made by corporate check drawn on a United States bank or remitted by wire transfer in immediately available funds in U.S. Dollars to a bank and account to be designated in writing from time to time by Merck. Any payment of fees or expenses not made when due shall bear interest at the lesser of (i) 1.0% per month or (ii) the maximum rate permitted under Applicable Laws. Any unpaid fees and expenses for Transition Services may also, at Merck's discretion and cumulatively with any other remedies available to Merck under
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        this Transition Agreement, any other agreement or Applicable Laws, be set off without notice to Guilford against any amounts owed by Merck to Guilford.

3.4. Guilford Responsible for Taxes. Any and all taxes (excluding income taxes based upon Merck's income or Merck's franchise fees or taxes) relating to the Transition Services provided under this Transition Agreement, including, without limitation, sales, use and excise taxes required to be paid by any federal, state or local authority shall be borne by Guilford. Official receipts indicating proof of payment of any such taxes shall be secured and made available to Merck upon request as evidence of payment.

4.      INDEMNITY

4.1. Guilford shall protect, defend, indemnify and hold harmless Merck, its Affiliates and its and their directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns from any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses, including reasonable attorneys' fees associated therewith ("Losses"), which directly or indirectly arise out of or relate to the Transition Services provided hereunder, unless such Losses result from (i) Merck's breach of this Transition Agreement, or
        (ii) the gross negligence or willful misconduct of Merck in the performance of its obligations under this Transition Agreement.

4.2. Merck shall protect, defend, indemnify and hold harmless Guilford, its Affiliates and its and their directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns, from any and all Losses which directly or indirectly arise out of or relate to (i) Merck's breach of this Transition Agreement or (ii) the gross negligence or willful misconduct of Merck in the performance of its obligations under this Transition Agreement; provided, however, that the total and aggregate liability of Merck and its Affiliates for any claims paid by Merck and its Affiliates under this Transition Agreement and the Supply Agreement shall not exceed US $20,000,000.00.

4.3. The indemnified party agrees to give the indemnifying party (i) prompt written notice of any claims made for which the indemnified party knows or reasonably should know the indemnifying party reasonably may be liable under the foregoing indemnification and (ii) the opportunity to defend, negotiate, and settle such claims; provided, that in the event any such indemnifying party shall assume the defense of any such claim, such indemnifying party may reserve its rights as to its ultimate liability with respect to the claim but in such event, and until the indemnifying party shall assume liability for such claim as an indemnified claim under this Article 4, the indemnified party shall have the right to participate in such defense and to consent to any proposed settlement. The indemnified party shall provide the indemnifying party with all information in its possession, all authority and all assistance necessary to enable the indemnifying party to carry on the defense of such suit; provided, however, that the indemnified party reserves the right to retain its own counsel to defend itself in such suit.

4.4. Neither party shall be responsible to or bound by any settlement made by the other party without its prior written consent, which consent shall not be unreasonably withheld.

4.5. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS,

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        EMPLOYEES OR AGENTS, FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY,
        CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) SUFFERED OR INCURRED BY SUCH PARTY FOR ANY CAUSE WHATSOEVER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

4.6. The sole and exclusive remedy for any claim arising under this Transition Agreement shall be a claim for indemnification under this
        Article 4.

5.      TERM AND TERMINATION

5.1. This Transition Agreement shall be effective as of the Effective Date and shall continue in effect until the earlier of (a) the last day of the Transition Period, or (b) the termination of the Supply Agreement in accordance with its terms, unless earlier terminated as provided in this
        Article 5. Such effective period shall be referred to herein as the "Term".

5.2. Guilford may terminate this Transition Agreement in its entirety by providing written notice thereof to Merck (i) any time on or after May 1, 2004, in which case such termination shall be effective thirty (30) days after the date of such notice, and (ii) any time prior to May 1, 2004, which termination shall not be effective until the inventory of MSD Ireland Image Product ordered by Guilford pursuant to the Supply Agreement and held by Merck for distribution pursuant to this Transition Agreement shall be no greater than thirty (30) days worth of inventory, determined on an average basis with reference to the relative inventory of each presentation of MSD Ireland Image Product held by Merck. If Guilford wishes to terminate this Transition Agreement with respect to less than all of the Transition Services, Guilford shall first obtain the written consent of Merck; provided, however, that to the extent practicable, Guilford may terminate this Transition Agreement solely with respect to all Administrative Services provided hereunder upon thirty (30) days written notice to Merck.

5.3. This Transition Agreement may be terminated by written notice given by either party as follows:

        (a) If the other party shall be in breach of any material obligation hereunder, and has not cured such breach within thirty (30) days after receipt of a notice from the non-breaching party requesting the correction of such breach. Such termination shall be effective upon failure of the breaching party to cure such breach within the specified time period; or

        (b) Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by the other party, or upon the failure by the other party for more than sixty (60) days to discharge any such actions against it. Such termination shall be effective upon receipt of the notice.

5.4.    Upon termination of this Transition Agreement by Merck pursuant to
        Section 5.3(a), Guilford shall pay to Merck any fees and expenses due for Transition Services provided prior to the effective date of such termination. Upon any termination or expiration of this

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        Transition Agreement, Merck shall deliver to Guilford all MSD Ireland
        Image Product in Merck's possession in the United States on the effective date of such termination that was ordered by Guilford pursuant to the Supply Agreement (provided that such MSD Ireland Image Product shall be paid for as provided in the Supply Agreement), and Guilford shall have the right to sell and distribute such MSD Ireland Image Product in the Territory at its discretion notwithstanding any provision of this Transition Agreement or the Supply Agreement to the contrary. Nothing in this Section 5.4 shall be construed to require the delivery to Guilford of MSD Ireland Image Product at a time earlier than when such delivery is required under the Supply Agreement. The provisions of this Section 5.4 shall survive the expiration, cancellation or other termination of this Transition Agreement.

5.5. The termination of this Transition Agreement shall not affect the rights and obligations of the parties arising prior to such termination. Termination under this Article 5 shall relieve and release all parties from any liabilities and obligations under this Transition Agreement other than those specifically set forth in this Article 5, those that survive termination in accordance with Section 6.14 and any and all obligations to indemnify the other party in accordance with Article 4. Notwithstanding any provision of the Asset Agreement or the Supply Agreement to the contrary, termination of this Transition Agreement shall not affect the rights and obligations of the parties under the Supply Agreement or the Asset Agreement.

6.      MISCELLANEOUS

6.1. Force Majeure. The parties shall not be liable for the failure or delay in performing any obligation under this Transition Agreement (except for the payment of money) if and to the extent such failure or delay is due to (a) acts of God; (b) weather, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargoes or blockades; (e) national or regional emergency; (f) injunctions, strikes, lockouts, labor trouble or other industrial disturbances; (g) shortage of adequate fuel, power, materials, or (h) any other event which is beyond the reasonable control of the affected party (each such event, a "Force Majeure"); provided that the party affected shall promptly notify the other of the Force Majeure condition and shall exert all commercially reasonable efforts at its cost to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

6.2. Governing Law. This Transition Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract, or otherwise be resolved in accordance with the substantive laws of the State of New Jersey, without reference to any rules of conflict of laws thereof.

6.3. Arbitration. In the event of any controversy or claim arising out of or relating to this Transition Agreement, performance hereunder, termination hereof, or any relationship created hereby, or related in any way to the Transition Services, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States District Court for the District of New Jersey for the purposes of any suit, action or other proceeding arising out of this Transition Agreement or transactions contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue in the state and Federal courts of New Jersey as

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        stated above and that any such action was brought in an inconvenient forum. Notwithstanding the foregoing:

        (a) In the event of a threatened disclosure in violation of this Transition Agreement, either party shall have the right (notwithstanding subsection 6.3(b) below) to seek injunctive relief from any competent court in the jurisdiction where the disclosure is threatened to prevent such disclosure pending resolution of the merits of the dispute; and

        (b) Subject to subsection 6.3(a) above, any controversy, claim or dispute between the parties hereto arising out of or relating to the performance, construction, interpretation or enforcement of this Transition Agreement shall be submitted to binding confidential arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. in accordance with the Rules of -- --- Commercial Arbitration of the American Arbitration Association or its successor. Any arbitration pursuant to this Transition Agreement shall be conducted in New Jersey by three neutral arbitrators selected by the American Arbitration Association. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees, shall be shared equally by the parties. Each party shall bear its own attorneys fees.

6.4. Consent and Waiver regarding Service of Process, Personal Jurisdiction and Jury Trial.

        (a) In any action, suit, arbitration or proceeding to enforce the rights of either party under this Transition Agreement or otherwise arising out of this Transition Agreement or from any acts, omissions or activities of either party arising from or related in any way to this Transition Agreement or the transactions contemplated hereby or related in any way to the Transition Services, each party, by execution and delivery of this Transition Agreement, expressly and irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action, suit, arbitration or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 6.12 hereof. Each party hereby expressly and irrevocably waives any claim or defense in any such action, suit, arbitration or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar doctrine or theory.

        (b) In any action, suit, arbitration or proceeding to enforce the rights of either party under this Transition Agreement or otherwise arising out of this Transition Agreement or from any acts, omissions or activities of either party arising from or related in any way to this Transition Agreement or the transactions contemplated hereby or related in any way to the Transition Services, the parties hereto, by execution and delivery of this Transition Agreement, expressly and irrevocably waive their right to a jury trial and stipulate that any such action, suit or proceeding shall be tried by the court (or arbitrator if the proceeding is under Section 6.3(b) hereof).

6.5. Independent Contractor. The parties hereto are independent contractors. Nothing in this Transition Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. Neither party shall enter into any agreements or make any commitments for the other.

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6.6.    Confidentiality and Public Announcements. Section 10 of the Asset
        Agreement is incorporated herein and shall be a part of this Transition Agreement.

6.7. Assignment. This Transition Agreement and the rights and obligations of the parties hereunder shall not be assignable or delegable, in whole or in part, without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that (i) both parties shall have the right to assign this Transition Agreement or delegate its duties in whole or in part to any Affiliate or any third party in connection with a valid assignment of the Supply Agreement pursuant to the terms thereof, and (ii) Guilford shall have the right to collaterally assign this Transition Agreement to the extent required in connection with its financing arrangements for the purpose of permitting its financing sources to exercise their remedies upon any default by Guilford. Any attempted assignment of this Transition Agreement in violation of this Section 6.7 shall be void. Notwithstanding the foregoing, the prohibition on assignment set forth in this Section 6.7 shall not apply to any assignment that constitutes a Change of Control for purposes of Section 11.3 of the Supply Agreement.

6.8. Entire Agreement. This Transition Agreement, including without limitation the Schedules hereto, together with the Asset Agreement and the other agreements contemplated thereby, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and except as expressly otherwise provided herein, supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter thereof. Notwithstanding anything to the contrary in the first paragraph of this Section 6.8, the Asset Agreement, the Supply Agreement and this Transition Agreement shall each stand as independent agreements between the parties, and after the Effective Date each of this Transition Agreement, the Supply Agreement and the Asset Agreement will remain in full force and effect and this Transition Agreement shall not be deemed superseded or amended thereby. Without limitation of the foregoing, the provisions of the Asset Agreement, the Supply Agreement and this Transition Agreement with respect to indemnification shall both remain independently effective (except that the Maximum shall be cumulative with the Maximum under the Supply Agreement and the Asset Agreement) and no such contracts shall be deemed to supersede or limit the indemnification obligations imposed by any other, except as may be specifically specified therein.

6.9. Successors and Assigns. The terms and conditions of this Transition Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.10. Headings. The headings of the Articles, Sections and subsections of this Transition Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Transition Agreement or affect the construction hereof.

6.11. Modification and Waiver. No amendment, modification or alteration of the terms of this Transition Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Transition Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Transition Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party exercising any right, power or privilege hereunder shall operate as a waiver thereof.

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6.12.   Notices. Any notices or demands required by this Transition Agreement shall be given in writing and shall be given by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Merck, to:

                  Merck & Co., Inc.
                  351 North Sumneytown Pike
                  North Wales, PA 19454-2505
                  Attn:  Executive Director, USHH Business Development
                  Facsimile: 215-616-2335


                  with a copy to:

                  Bruce Hartman, Esq.
                  Legal Department UG4A-50
                  Merck & Co., Inc.
                  351 N. Sumneytown Pike
                  North Wales, PA 19454-2505
                  Facsimile:  267-305-2965


                  with a copy to:

                  Merck & Co., Inc.
                  One Merck Drive
                  P.O. Box 100
                  Whitehouse Station, NJ  08889-0100
                  Attention:  Office of the Secretary
                  Facsimile:  (908) 735-1224

        if to Guilford, to:

                  Guilford Pharmaceuticals Inc.
                  6611 Tributary Street
                  Baltimore, Maryland 21224
                  Attention:  Chief Financial Officer
                  Facsimile:  (410) 631-6899

                  with a copy to:

                  Guilford Pharmaceuticals Inc.
                  6611 Tributary Street
                  Baltimore, Maryland 21224
                  Attention:  General Counsel
                  Facsimile:  (410) 631-5598

        or at such other address for a party as shall be specified by like notice. The date of giving any such notice shall be the date of hand delivery, the date sent by electronic



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        facsimile transmission, cable, telegram, telex or other standard forms of written communications, the day after delivery to the overnight courier service, and the date three days following the posting of the registered or certified mail.

6.13. Counterparts. This Transition Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement.

6.14. Survival of Certain Provisions. The terms, provisions, representations, and warranties contained in this Transition Agreement that by their sense and context are intended to survive the performance thereof (including, without limitation, Article 4 and Sections 6.2, 6.3, 6.4, 6.6, 6.8, 6.9, 6.12, 6.14, 6.15, 6.17, 6.18 and 6.19, and the payment and reconciliation provisions of Schedule 2.1) by either party or both parties hereunder shall so survive the completion of performance, expiration or termination of this Transition Agreement.

6.15. Severability. If any provision of this Transition Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Transition Agreement shall continue in full force and effect. The parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid or unenforceable provision.

6.16. Review by Legal Counsel. Each of the parties agrees that it has read and had the opportunity to review this Transition Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Transition Agreement shall be construed against the drafting party shall not apply.

6.17. Third Party Beneficiaries. Nothing in this Transition Agreement, express or implied, is intended to confer upon any third party, any rights, remedies, obligations or liabilities.

6.18. Asset Agreement. The parties expressly acknowledge and agree that certain provisions of the Asset Agreement are incorporated by reference herein, or by their terms otherwise apply hereto and further agree that such provisions shall be given full effect in interpreting and enforcing this Transition Agreement. In the event of any inconsistency between this Transition Agreement and the Asset Agreement, the Asset Agreement shall control.

6.19. Cumulative Remedies. Except as otherwise provided herein, no remedy referred to in this Transition Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Transition Agreement or otherwise available under law or at equity.

6.20. Further Assurances. Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Transition Agreement and to carry out its provisions.


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IN WITNESS WHEREOF, the undersigned have executed this Transition Agreement as of the Effective Date.


MERCK & CO., INC.                         GUILFORD PHARMACEUTICALS INC.


By:     /s/ Raymond V. Gilmartin         By:   /s/ Craig R. Smith, M.D.
        ---------------------------            ---------------------------

Name:    Raymond V. Gilmartin            Name: Craig R. Smith, M.D.

Title: Chairman, President and           Title:   Chairman, President and
Chief Executive Officer                  Chief Executive Officer


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                                  SCHEDULE 2.1

                               TRANSITION SERVICES

Merck shall provide, or shall cause subcontractors used by Merck in the ordinary course of conducting its business to provide, the following services in the United States during the Transition Period:

        Warehousing of the MSD Ireland Image Product at Merck.

        Distribution services for the MSD Ireland Image Product in the United States as customarily performed by Merck for the Product during the last twelve (12) months preceding the Effective Date, including but not limited to receiving, accepting (where required), processing and shipping orders for the MSD Ireland Image Product.

        Accounting for sales of MSD Ireland Image Product, including accounts receivable management, billing, collection and record-keeping.

        Responding promptly to all product supply inquiries (not including Adverse Event reports, medical inquiries, or similar inquiries which are governed by the Asset Agreement) regarding the MSD Ireland Image Product (all out of pocket costs with respect to such inquiries to be borne by Guilford).

        Chargebacks and GPO administration fees services and processing, and processing of Medicaid Rebates as provided in Article 9 of the Asset Agreement.

        Providing the following reports to Guilford:

                Daily sales reports;

                A monthly sales report in form reasonably satisfactory to Guilford within five (5) business days following the end of each month setting forth total Gross Sales of MSD Ireland Image Product by SKU in units and dollars;

                Within fifteen (15) days following the end of each calendar quarter, (i) with respect to the first two months of such calendar quarter, a report (including a breakdown by customers) setting forth net sales of MSD Ireland Image Product by SKU, itemizing all rebates, chargebacks, GPO administration fees, discounts, or allowances credited or paid to customers in the United States, and returned goods received from customers in the United States, and (ii) with respect to the third month of such calendar quarter, a report (including a breakdown by customers) setting forth estimated net sales of MSD Ireland Image Product by SKU, itemizing all rebates, chargebacks, GPO administration fees, discounts, or allowances credited or paid to customers in the United States, and returned goods received from customers in the United States; provided that Merck shall as soon as practicable and in any event within twenty-five (25) days of the end of each calendar quarter provide Guilford with an actual report of the items contemplated in subsection (ii) above; and

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                Within fifteen (15) days after the end of each month, an
                inventory status report by formulation and SKU, showing the amount of MSD Ireland Image Product in inventory at the end of such month in the warehouses and an accounts receivable aging report.

                Within five (5) business days after the end of each month, any information reasonably necessary to allow Guilford to create and support audited and unaudited quarterly financial statements prepared in accordance with GAAP and to meet all disclosure requirements of the Securities and Exchange Commission (including estimated net sales of MSD Ireland Image Product by SKU, itemizing all estimated rebates, chargebacks, GPO administration fees, discounts, or allowances credited or paid to customers in the United States, and returned goods received from customers in the United States).

        Making payments to Guilford as follows:

                On or before the 15th day after the end of each month (or portion thereof, if the Transition Period ends in the middle of a calendar month) during the Transition Period, Merck shall pay Guilford an amount equal to Reconciled Net Sales in the United States and provide Guilford with a statement together with copies of the related credit memos for such month. For purposes of this Transition Agreement, "Reconciled Net Sales" shall mean:

                                Gross Sales for such month in the United States;

                                less:

                                Product returns received during such month (to the extent that such product returns are chargeable to Guilford in accordance with
                                Article 9 of the Asset Agreement);

                                Cash discounts given in accordance with the standard terms and conditions of Merck in effect during such month; and

                                Bad debt/uncollectible accounts receivable write-offs made in accordance with the standard collection policies of Merck (provided that Guilford itself reserves the right to pursue collection efforts in its discretion).

        Invoicing Guilford as follows:

                On or before the 45th day after the end of each calendar quarter (or portion thereof, if the Transition Period ends in the middle of a calendar quarter) during the Transition Period, Merck shall invoice Guilford for all chargebacks, GPO administration fees, discounts and rebates accrued during such calendar quarter (to the extent that such chargebacks, GPO administration fees, discounts and rebates are payable by Guilford in accordance with
                Article 9 of the Asset Agreement) and Merck shall deduct the amount due to Merck as reflected on each such invoice from the next payment of Reconciled Net Sales to be made to Guilford in accordance with the foregoing paragraph; provided that with respect to the last invoice delivered pursuant to this paragraph, Guilford shall pay the amount due pursuant to such invoice within thirty (30) days of receipt thereof.


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For the avoidance of doubt, Merck shall not be liable for non-payment by customers, provided that Merck shall have properly billed such customers. Following the end of the Transition Period and prior to the last payment to Guilford, Merck will classify as a bad debt any invoice that has not yet been paid, Merck will provide Guilford with a list of accounts receivable outstanding so that such invoices can be collected by Guilford. Within three months following the end of the Transition Period, a final true up will be performed and any amounts owed by Merck to Guilford, or by Guilford to Merck, will be reconciled.



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